Exhibit 8.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784
Main: 214 855 8000 • Facsimile: 214 855 8200

December 6, 2012

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

RE:  MAGNUM HUNTER RESOURCES CORPORATION

Ladies and Gentlemen:

We have acted as counsel for Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale by the Company to the public of 1,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of the Company’s 8% Series E Cumulative Convertible Preferred Stock, par value $0.01 per share and liquidation preference $25,000.00 per share (the “Series E Preferred Stock”), which liquidation preference is equivalent to a liquidation preference of $25.00 per Depositary Share, and the Company’s common stock issuable upon conversion, pursuant to the Registration Statement on Form S-3 (File No. 333-174879) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company that became effective on January 18, 2012, including the base prospectus contained therein, and the Prospectus Supplement filed with the Commission by the Company on December 6, 2012 (collectively, the “Prospectus Supplement”), pursuant to the Underwriting Agreement dated December 4, 2012 by and between the Company and UBS Securities LLC, MLV & Co. LLC, Wunderlich Securities, Inc., Maxim Group LLC, National Securities Corporation and Northland Capital Markets.  In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we are of the opinion that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are our opinion.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company.

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS
MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement.  In giving such consent, we do not admit that we are experts (i) within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”) or (ii) within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT & JAWORSKI L.L.P.